Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Trustees of
Enzo Biochem, Inc. Salary Reduction Profit Sharing Plan

We consent to the incorporation of our report dated June 30, 2009 relating to the statements of net assets available for plan benefits of the Enzo Biochem, Inc. Salary Reduction Profit Sharing Plan as of December 31, 2008 and 2007 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2008; in the December 31, 2008 annual report on Form 11-K of Enzo Biochem, Inc. Salary Reduction Profit Sharing Plan.

/s/ Marks Paneth & Shron LLP
Woodbury, NY
June 30, 2009